Exhibit 99.01
VISTACARE, #11035203
Third Quarter 2005 Conference
August 8, 2005, 2:00 p.m., PT
Moderator: Douglas Sherk
Operator
Good afternoon, ladies and gentlemen, and welcome to the VistaCare fiscal third quarter 2005 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Monday, August 8, 2005. I would now like to turn the conference over to Mr. Douglas Sherk. Please go ahead, sir.
D. Sherk
Thank you, operator, and good afternoon, everyone. Thank you for joining us this afternoon for VistaCare’s conference call and webcast to review the financial results for the fiscal third quarter of 2005 which ended June 30, 2005.
Before we begin, please note that we have arranged for a taped replay of this call which may be accessed by telephone. This replay will take effect approximately one hour after the call’s conclusion and will remain available until Monday, August 15th midnight Eastern Time. The dial in number to access the replay is 800-405-2236 or for international callers, 303-590-3000. The pass code required to access the call regardless of the number you dialed is 11035203 and the pound key. In addition, this call is being webcast live with a replay also available. To access the webcast go to VistaCare’s website at www.vistacare.com.
Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events or the company’s beliefs about its financial outlook for fiscal 2005 and its potential operating performance metrics for fiscal 2006. We wish to caution you that such statements are just predictions that involve risks and uncertainties. Actual results may differ materially. Factors that may affect actual results are detailed in the company’s filings with the SEC including Form 10-Q for the quarter ended March 31, 2005.
In addition, the factors underlying the company’s forecasts or dynamics are subject to change and therefore these forecasts speak only as of the date they are given. The company does not undertake to update them; however, they may do so from time-to-time and if they do so choose, they will disseminate to the public.

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Now I’d like to turn the call over to Rick Slager, Chairman and Chief Executive Officer of VistaCare.
R. Slager
Thanks, Doug, and good afternoon, everyone. Thanks for joining us today, particularly at this late hour on the East Coast.
With me today are David Elliot, our President and Chief Operating Officer, and John Steging, our Chief Accounting Officer.
This afternoon we reported results for the fiscal third quarter. We generated 6 cents a share in earnings for the quarter versus a loss last year and many operating metrics including Medicare cap exposure, salesforce productivity, median length of stay and admissions are showing very positive trends. However, our profitability in the third quarter wasn’t where we expected it to be and our outlook for the fiscal fourth quarter has become not only disappointing, but frankly unacceptable.
There are two major factors behind our profitability issues. The first is higher than anticipated expenses associated with our implementation of our Medicare cap mitigation and long term growth strategies and the second is that average daily census has been basically flat despite strong increases in admissions.
Last year, to immediately address the expense associated with cap, we embarked on an effort to open new alternative delivery sites or as we have called them leapfrogs. By opening these sites we expanded our geographic presence under one provider number and are able to offer hospice care to a larger number of eligible patients.
During this fiscal year we have opened 11 new alternative delivery sites and have plans to open 2 more before the end of the fiscal year. While this strategy has been a significant contributor to our ability to cut the impact of cap by more than 60% during the current fiscal year, we are experiencing a far greater financial drag from our 11 new start ups than originally planned.
Initially we assumed the cost of approximately $300,000 per new alternative delivery site before we achieved break even. What we did not fully anticipate was financial drag or impact of these leapfrog sites on their home or origin sites. Due to the transfer of patients from the original site to the new leapfrog site which results in the original site immediately being over-staffed, coupled with the managerial stress of assisting the leapfrog start up efforts, an exhaustive analysis conducted during the past several weeks determined that the home or original site realizes a negative financial impact of more than $200,000.

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Although the leapfrog site is estimated to achieve profitability in approximately 7 months, it is currently estimated that the cumulative break even or the full payback of the $500,000 cost of the new leapfrog site will take as long as 24 months per site. This longer payback is based on the recognition that the locations of all 13 of the anticipated leapfrogs for fiscal year 2005 were chosen to mitigate cap with market opportunity being a secondary consideration.
With 13 sites anticipated in fiscal year 2005 at an average cost of over $500,000 or $6.5 million over a 2 year period, the resulting impact to earnings has been substantial.
Another substantial impact intended to mitigate cap has been the creation and addition of the hospital liaison role whose goal is to facilitate the identification, admission and management of hospital based hospice eligible patients. The addition of 30 hospital liaisons at an anticipated annual cost of approximately $2.3 million has generated positive margins, but not yet at targeted level.
I’m sure your biggest question is why didn’t we move forward to address our expense issues more quickly. Our hesitation in immediately reducing expenses to home or origin site was driven by the recent trends in increasing admissions of short length of stay patients that put greater stress on the patient care team based on the number and acuity of these patients.
Secondly, the difficulty of recruiting qualified healthcare personnel in many of these rural locations for our leapfrogs caused us to hesitate in reducing our staff until the flat ADC became evident.
We are now actively addressing our staffing and expenses on a site-by-site basis with the goal of returning to historical operating margin levels.
While these major investments have had and will have the short term and negative impact on earnings, they have made a major contribution to reduce cap exposure while providing ongoing growth potential.
During fiscal year 2005 we have reduced our estimated cap exposure now down to $4.9 million from $13.2 million in fiscal year 2004 and have positioned ourselves to further decrease our cap exposure in fiscal year 2006.
Secondly, we have increased our regional density in Indiana, New Mexico, Georgia, Texas, Oklahoma and Utah through our leapfrog strategy and dramatically strengthened our presence in the hospital market, both of which bode well for increasing market presence and growth.

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Now let me turn to the average daily census issue. Ideally average daily census and revenue growth is the desired method of getting expenses back in line with revenue. However, despite strong double digit increases in admissions, the average daily census has been basically flat.
To address this issue during the quarter we implemented extensive training for 260 members of our field team. This training was focused on the needs of those programs which do not have immediate potential of cap exposure which, by the way, is the vast majority of our 56 VistaCare programs, to redirect their marketing efforts at longer length of stay referral sources to drive ADC growth.
While this out-of-field training had a short term impact on our admission growth this quarter, this effort has begun to immediately show results as evidenced by 2 key requirements for our ADC growth: a 6% decline in patient discharges during the quarter as well as an increased median length of stay from 28 days for the fiscal second quarter to 31 days for the fiscal third quarter.
No mistake about it, we’ve still got to work to build our average daily census, but it looks like we are moving in the right direction there.
Our goals for this fiscal year were to get cap under control, grow our market presence, build our marketing organization’s productivity, better penetrate the shorter length of stay referral sources and position our company as a provider of choice in the end of life care arena. In these areas our team has generated strong and tangible results over the past 9 fiscal months.
We now believe we have effectively cut our cap exposure by more than 60% from $13.2 million last year to an estimated $4.9 million this year. We’ve grown the number of sites by 27%, to 56 from 44. We’ve increased our salesforce team by 6% while increasing average sales rep productivity by another 11% as measured by admissions per month. And we’ve reduced our median length of stay by more than 16% to 31 days from 37 days compared to the same period a year ago. These trends allow us to grow patient admissions by 18% and net patient revenues in the second quarter by 19.5%.
Now I’d like to turn the call over to David for a review of the quarter’s operational results.
D. Elliot
Thanks, Rick, and good afternoon, everyone. As Rick mentioned, our net patient revenue was up 19.5% compared with the same period a year ago and earnings per share was 6 cents as compared to an 11 cent loss for the year ago period.

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Patient admissions increased 18% from a year ago to 4,428, but were down 4% from the fiscal second quarter. Our average daily census for the quarter was 5,387, a 3% increase from the year ago period and virtually flat with the 5,358 recorded for the fiscal second quarter.
Contributing to the flat ADC performance was an increase in the patient discharge rate of more than 20% as compared to the same period a year ago.
The reported revenue in the fiscal second quarter includes an accrual for Medicare cap of $1.5 million and for the first 9 months of fiscal 2005 we have accrued $4.5 million. Based on current trends we now believe our accrual for Medicare cap for the full fiscal year ending September 30th will be approximately $6 million which includes the $1.1 million 2002 cap reassessment and this is compared to our original forecast of $6 to $8 million.
Our team has done a great job of addressing our cap exposure during the past year and we estimate that we will be able to further reduce our potential cap exposure in fiscal 2006 by another 50%.
Our past cap oriented efforts to generate patient referrals that typically lead to a shorter length of stay have been extremely successful. But as we discussed last quarter, our success at generating shorter length of stay referrals has resulted in a relatively flat ADC and we needed to achieve a more balanced length of stay admissions at most of our 56 sites that do not have cap exposure.
To help accomplish this objective, during the fiscal third quarter we implemented extensive training for 260 members of our field team. This training focused on our marketing organization, redirecting their efforts at longer length of stay referral sources to drive ADC growth. We have supplemented this training by modifying our sales team’s incentive program. In short, sales reps at a program with cap potential receive a greater reward for admissions from a shorter length of stay referral source while the majority of our reps are being refocused on and more heavily rewarded for the longer length of stay admissions that drive ADC, or Average Daily Census.
We believe that by taking part of our organization out of the field for the better part of a week, implementing a new incentive program as of July 1 and leading the majority of our sales team to refocus their marketing efforts did play a role in our 4% decline in our quarter-over-quarter admissions, but we also see strong signs that these efforts have begun to achieve the desired change in patient mix.

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Our 4% decline in this quarter’s admissions were driven by an 8% decline in the shorter length of stay hospital admissions and a 3% decline in nursing home admissions. From a different perspective, our year-over-year hospital admissions growth of 20% was exceeded by our 28% annual growth of nursing home admissions. As desired, our overall admissions mix for the quarter has shifted from an even split between hospital and nursing home admissions to more nursing home admissions and our discharge rate has decreased by 6% compared to the prior quarter.
In summary, our site specific patient mix targeting means we will continue to target the short length of stay patient referral sources for our 7 to 10 sites with potential cap exposure while focusing on increasing our average daily census growth rate at the majority of our programs.
For the quarter, our average daily census of 5,387 resulted in billable patient days of 490,244 for the quarter, an increase of 2% over the prior quarter and 3% over the same period last year. The ending patient census as of June 30th was 5,459 patients, an increase of 1.6% over the same period last year.
Our sales or field marketing team primarily consists of individuals with a title of Director of Professional Relationships or DPR. As of June 30th we had 148 DPRs as compared to the 138 DPRs we had as of March 31st this year. We averaged 10.7 admissions per DPR per month during the quarter as compared to 11.1 for the quarter ended March. When we back out the 10 DPRs newly hired during the quarter ending in June, the average productivity per DPR increases to 11.3 per month.
As one would expect, those DPRs with tenure of more than 12 months’ experience achieved more than 11.6 admissions per month in June and the number of DPRs with more than 12 months experience increased to 72 from 69 as of March 31, 2005. Our goal remains to achieve 12 admissions per month by the end of the calendar year.
Other key contributors to our growth strategy are our strength in metropolitan area presence and new site development. While our new site efforts have focused on cap mitigation in Tier 2, or what I would call suburban markets, and Tier 3, rural markets, our focus on the Tier 1, or major metro markets, has not waned. This quarter’s 1,763 admissions for major metropolitan areas represent approximately 40% of our total admissions for the quarter and are an increase of 5% over the same period last year.
In terms of new site development, as of the end of the fiscal third quarter we had 56 sites up and running and 2 IPUs as compared to 44 sites and 1

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inpatient unit, or IPU, as of June 30, 2004. By the end of fiscal 2005 we expect to have added 14 new sites, 2 more than we originally planned, and 3 to 4 additional IPUs, resulting in 58 sites and 4 to 5 IPUs in various stages of development.
We currently have IPUs in Cincinnati and Houston and as previously announced, an IPU in development on the Emory Health Center campus in Atlanta. We will continue to explore additional IPU development opportunities that further develop the level of services that we can provide our patients and strengthen our hospital systems partnerships.
Moving to the expense items in the P&L, the gross margin was 37%, a decrease from 38% in the quarter ending March 31, 2005 and 31% as of June 30, 2004 again driven by the previously described impact of cap mitigation and growth strategy investments and relatively flat ADC. The relative increase in patient care expenses was driven by higher patient care labor while other patient care expenses were in line with historical rates.
G&A expense decreased to $18.7 million from $19.0 million in the quarter ending March 21, 2005 and $19.2 million as of December 31, 2004.
Net income of $1.1 million reflected a normalized tax rate of 39% and resulted in diluted earnings per share of 6 cents based on 16.8 million shares outstanding.
With regard to cash flow, the company had several large cash disbursements including a re-assessment [?] payment of $1.1 million for 2002 Medicare cap, a funding of approximately $2.2 million for a 2005-‘06 policy year for workers comp, and a funding of $3.4 million for taxes and direct deposits for our July 1st payroll. The company also experienced an unintentional billing delay in Medicaid reimbursements of $1.5 million and a $500,000 decline in collections in the quarter. As a result, VistaCare recorded negative cash flow of $4.7 million for the quarter, resulting in $58.7 million in cash and short term investments.
During the current quarter we have implemented an extensive focus on decreasing our expenses as a percent of revenue. While we recognize that most of our expense increases are attributable to the investments we made to mitigate cap and position ourselves for future growth, our full team acknowledges that we must do a much better job in shortening our time to profitability at new leapfrog sites and quickly adjusting our expenses at the home original site to reflect the resulting patient census.
Additionally, we have also refocused expense control both in the field and in our home office with the understanding that getting our expenses in line with

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our revenue is critically necessary both as a fiduciary responsibility to our shareholders and stakeholders and to fund our ongoing growth oriented investment opportunities.
At this time we are focused on organically growing patient revenue by expanding into new sites through our leapfrog strategy where we can provide service to under-served regional populations and simultaneously broaden our regional footprint.
For fiscal year 2006 we plan on continuing our growth strategy and are assessing the potential of an additional 8 new sites and 4 new IPUs. Unlike this year, during fiscal year 2006 our new site locations are expected to be chosen based on market potential as the primary driver rather than cap mitigation needs and this is a very important distinction. This approach should improve our time line to profitability with each new site developed and coupled with our experiences to date on how to anticipate and reduce the financial impact of the original site, should reduce the earnings impact of a new program.
Additionally, we are exploring additional strategies that may allow us to even further reduce the operating expense impact caused by our new site development efforts and once we determine their feasibility, we’ll provide you with more details. The key point is while we recognize the importance of reducing the short term impact of our growth oriented investments, we believe these investments are necessary to achieve the growth, margins and competitive presence we all desire.
On the regulatory front, Medicare issued their new proposed hospice conditions of participation. Of noteworthy importance is the suggested requirement that providers begin collecting data on clinical outcomes, patient satisfaction, continuing process improvements and other qualitative outcomes. We believe this is the first step toward a pay for performance reimbursement structure for the hospice arena.
In anticipation of this trend and to confirm that we are delivering best in class patient care, we have already been collecting outcomes results and are working with our industry association, NHPCO, to identify what metrics we believe CMS and other insurers and healthcare organizations should track to quantifiably measure quality of patient care. We very much welcome Medicare’s new conditions as we believe such accountability will enhance VistaCare’s position as a leader in quality hospice and end of life care.
Finally, on the personnel front, our search for a new chief financial officer is progressing. We’ve come down to a couple of very qualified candidates and hope to finish this process shortly after Labor Day.

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I would now like to turn the call back to Rick.
R. Slager
Thanks, David. Now turning to our guidance for the remainder of the year. As we mentioned in the press release, we are forecasting a break even fourth quarter. It is important to note that during the fiscal fourth quarter we anticipate being notified by our fiscal intermediary of Medicare cap adjustments from prior fiscal years that could have positive or negative impact on our fourth quarter earnings.
As for fiscal year 2006, based upon the variability of the numbers of new sites and IPUs we could implement during fiscal year 2006, varied expenses associated with location, size and structure and CMS’s pending rate increase announcements, we’re going to hold off discussion about fiscal year 2006 guidance at this time.
Now, operator, I’d like to turn it over for some questions and then I will conclude after those questions with some concluding remarks.
Operator
Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the 2. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers.

Our first question comes from Kevin Fischbeck with Lehman Brothers. Please go ahead.
K. Fischbeck
Thank you. Your initiatives to drive down length of stay in sites with potential cap exposure but increase the sites without cap exposure makes sense. Can you provide a little bit of color on the trends going on between those two types of facilities? The only number we have is median length of stay increasing, so it’d be helpful to see if there’s any way you can break out the change in length of stay at those two types of sites to show the progress you’ve made.
D. Elliot
Kevin, this is David. I’m not ready to give you specific numbers as they relate to cap sites versus original non-cap sites. But generally the trend’s exactly what I think you’re alluding to, is that at the cap sites both our average length of stay and just as importantly and maybe more importantly, our median length of stay at those cap sites is coming down and that’s what’s allowing us to give you greater comfort as far as our cap mitigation forecasts are concerned. That’s exactly the intent, Kevin, is to make sure that we focus

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on a site by site basis and drive what I would term an optimal median length of stay.
K. Fischbeck
If you could talk a little bit more about the leapfrog site. You alluded to it before. I guess you’re targeting a different type of opportunity now than you were before. Can you give us any color as to how you think the ramp up may be because it was 24 months. With this new opportunity going after markets that you think have higher growth, is that going to bring you back down to a 12 month ramp up. Do you have any sense for it?
D. Elliot
Yes, and the 12 month number is exactly what I was going to use. I was going to give you a range of 12 to 16 months to set expectations that I could beat but that’s our expectation. As we move forward and in essence feeling that we’ve covered our cap mitigation issues as best we can with the leapfrog this year, the leapfrogs for fiscal year 2006 are going to be driven by market potential.
Without going into specifics, you can imagine there are a lot of sites we have in very strong areas where we believe leapfrogs are going to bring us the ability to serve large population numbers as far as delivering hospice care is concerned. And, yes, we would expect the break even rates to be closer to the 12 to 16 months than the 24 months we’ve experienced with these more rural sites.
K. Fischbeck
Is that driven by the quickness with which you grow your revenue or is that also cost management on the sites that are losing some volume?
D. Elliot
Absolutely both, the market potential and the market we choose. Also what we’ve learned to date with regard to the potential impact of the home site and we’re getting much better at mitigating, reducing the impact of a home site and obviously being in a good market helps a great deal.
R. Slager
Let me just add to that. We also, Kevin, as you know, have a much better handle now that we’ve done I think 14 to 16 of these over the course of the last year and a half of what that impact is and also opportunities that we might have ahead of us to build these or to do these in ways that have less of an impact on EPS. That’s one of the things we spent a lot of time last week at our Board meeting discussing some options and things to look at as an organization and as a company to see how we can go forward with a growth strategy that complements our future, but also do it in a way that has less impact on earnings.
K. Fischbeck
My last question. In the press release you talked a little more about all the costs, especially with the turnaround strategy, increased salesforce, new site development would lessen substantially as you go forward. Can you talk a

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bit more about that? I would assume you’d have to keep opening new sites and keep hiring new salespeople to keep your growth rate going. How are you thinking about lessening substantially that? Is that in terms of revenue? Is that the growth rate coming down, but obviously the number keeps going up or do you actually expect the number to stay flat or go down?
D. Elliot
Kevin, that’s exactly the point we’re at when we started talking about what’s fiscal year ‘06 going to look like and that is how we can structure these new sites in a manner that reduces EPS impact. We anticipate strong growth from the sites we have in place now. We have to make sure we think through the best way possible to open new sites in a manner that does not impact EPS as dramatically as it has over the past 12 months.
We’re right in that thought process. Core sites are going to grow extremely well we expect and we are driving towards returning our core sites to their historical levels when it comes to gross margin and profitability margin. But those can and will be impacted by additional sites and that’s what we want to work through before we give you further insight as to what those new sites will do to the core growth margins.
K. Fischbeck
You’re saying the revenue growth on your existing investments will more than cover that and your new investments will probably have a higher return than what you spent, at least a quicker return than what you spent?
D. Elliot
Yes.
K. Fischbeck
Okay, great. Thank you.
Operator
Our next question comes from Ryan Daniels with William Blair. Please go ahead.
R. Daniels
A couple quick follow up questions on the Medicare cap. Rick, from your comments it looks like this year you’re projecting the cap to be $4.9 million. Year-to-date you’ve got $4.5. Is it fair when I’m trying to figure out the numbers that the $1.5 in the fourth quarter is going to be a component of the 2002 cap and then a run rate cap for 2005? Do you see how I’m looking at it? So $1.1 million for ‘02 and then $400,000 to finish off ‘05 cap. Is that the right way to look at that?
R. Slager
Yeah, the right way to look at it is we’re still looking at accruing by the end of this quarter $6 million, but we think it’ll be about $4.9 million of what we’ve had to accrue for ‘05 plus the $1.1 that came in from the ‘02.
R. Daniels
David, when you mentioned that your mitigation plan should allow you to cut your Medicare cap accrual by another 50% in fiscal ‘06, is that based off

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of the $6 million number or the $4.9 million number?
D. Elliot
I’m smiling because I anticipated that and if you asked me today what’s your forecast for fiscal year 2006 cap, I’d give you the range of between $2 and $3 million.
R. Daniels
Any difference in the sites or is it still the same sites you’ve had on the hot list previously that are bumping into the cap issue?
D. Elliot
We’re anticipating of our 7 sites I would expect maybe 2 or 3 will reappear next year at much lower levels and we want to make sure with those that we do anticipate those 2 or 3 other sites I call “around the bubble” are accrued for in the event they do hit the cap issue.
R. Daniels
And if we look at your strategy for growth in opening new programs, any thoughts on doing greenfield programs versus leapfrog or are you still going to focus on regional density and total leapfrog even though there are some detrimental effects to the mother program?
R. Slager
Ryan, the plans right now are to do 8, we’re thinking 8 new sites that are all leapfrogs and 4 IPUs in addition to the 2 IPUs that we’re going to complete this quarter. All of those as I said are leapfrogs for the reasons we’ve spoken about in the past.
I will say there are opportunities that as a company we’re not going to shy away from a great opportunity we see out there albeit a relationship. In the past we’ve talked about should a great relationship open up in a community where we are not all ready and we already have some of those relationships developing with hospitals that may have a sister hospital in another location outside of a leapfrog, we would not hesitate to go there if the opportunity is there.
R. Daniels
Two more quick questions. First of all, given the lower or I should say longer time to break even/lower ROI on some of the leapfrogs, has that changed management’s philosophy on acquisitions, making them perhaps more appealing given while probably still not the same ROI they look a little more attractive now?
R. Slager
Ryan, we’re still looking at and will continue to look at acquisitions. I will tell you the return on investment on a leapfrog is so significant it still is very difficult to put them side by side. We did an analysis for the Board that showed one of these leapfrogs I think over the course of 5 years or so had about a $6 million return on investment on a half a million dollar payment so the pain is right now. The pain is as we’re building these and putting them in place and going through that first year, year and a half, but it’s still hard to

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compare the $500,000 for a $6 million return on investment and a $6 million or $5 million payment for 100 census.
We think that census numbers are going to come down. We’re already starting to see a couple acquisitions being made out there that are starting to drive the price below the $50,000 per ADC and more reasonable EBITDA kinds of numbers. As those come down and other companies are beginning to find themselves in cap problems that we’ve figured out how to get out of, we do see the opportunity. I think you’re going to see more activity on that front potentially from us, but very selectively.
R. Daniels
Last one and I’ll hop off. In regards to the 260 professionals that went through training, could you provide a little more color on that, perhaps when that took place and how long they were out of field. And then understanding that 140 were the DPRs, breaking out what the other 120 was, hospital liaisons, program managers, directors, etc.? Thanks.
D. Elliot
This is Dave Elliot. I believe that occurred in the month of June (and I got head nods). How quickly we forget. But we had a great opportunity to bring in, as you mentioned, those personnel as well as our EDs, our 56 Executive Directors. We had an opportunity to bring in close to 70 program medical directors which is an important part of our team. And we also brought in approximately 40 what we call MECs, which are managers of education and compliance. All those team members drive to ensure they’re offering the best patient care in a compliant manner to as many patients as possible.
So it was a great training opportunity to be able to bring these team members in for almost a week. It turned out to be 4 weekdays plus a Saturday.
R. Daniels
Okay, great. Thank you.
Operator
Our next question comes from Kemp Dolliver with SG Cowen & Company. Please go ahead.
K. Dolliver
Thanks. A couple questions. First, housekeeping. I want to double check what was the average length of stay for the quarter?
R. Slager
The average length of stay for the quarter was 113 days, down from 117 the quarter before. The median actually went up 3 days, from 28 to 31.
K. Dolliver
And revenue per day was about $117?
D. Elliot
Correct, $118.24 net.
K. Dolliver
Super. And that would put the patient days at about 490,000 then?

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D. Elliot
Exactly, 490,244.
K. Dolliver
With regard to fourth quarter, just looking at your third quarter results and trying to assess how you get from modest profitability this quarter to break even, particularly in the context where you had thought this was going to be a better period, are we going to see a significant spike up in expenses next quarter sequentially or year-over-year because it just seems with your revenue base that you could generate modest profitability, for instance.
J. Steging
This is John Steging. What we have forecasted for the fourth quarter basically is flat expenses and we’ve taken a very conservative approach towards what we feel ADC will be for the fourth quarter.
K. Dolliver
You’re expecting some seasonal weakness in ADC?
J. Steging
Not really. No, we’ve looked at trends from prior years and I don’t think our seasonality is going to be much different.
R. Slager
Kemp, I think the real impact is we have the full brunt of these 14 programs all hitting in this next quarter. Remember from the beginning we always talked about those sites under 60. That number’s up to 20 sites now that are under 60 and we’ll add a couple more this quarter and that’s where that drag is, the principal part of that drag is.
K. Dolliver
That makes sense and just one last question. It looks like on our calculation that the tax rate for the quarter came in well below that for the first 6 months. What are you expecting for the year?
J. Steging
This is John again. We’re expecting to be right around 39% for the year.
K. Dolliver
It looks like you were around 34 for the quarter.
J. Steging
We were around 34 for the quarter. We had a unique adjustment to tax in the third quarter that we won’t see again.
K. Dolliver
Okay, that’s great. Thank you.
Management
Thanks, Kemp.
Operator
Our next question comes from Eric Gommel with Legg Mason. Please go ahead.
E. Gommel
Good afternoon. I’m curious, is there any role that competition is playing in some of the issues you’re having with growth in some of your markets? Are

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you finding it tougher to gain referrals on some of the longer stay patients or is that really not playing a role in this?
D. Elliot
Eric, this is David. Generally I’d say the level of competition has not changed from the past 3 quarters. From longer term length of stay admissions, it was nice to note an increase, for example in our nursing home admissions, 28% year-over-year. So, no, really truly what it’s about is beginning to have our investments pay off. We’ve done a very good job now finally of getting good regional density, of mitigating our cap issues and now it truly comes down to execution.
R. Slager
And very candidly, Eric, we’ve demonstrated to ourselves at least over the last couple of quarters that when we redirect the salesforce we have great success. The problem with redirecting the salesforce is the time lag from the time you call them in and make the changes and then the relationship building that takes place in the new referral arena.
We had to get the hospital relationships in place, the oncology relationships in place where we didn’t have them across the board so we wouldn’t have this cap issue going forward in the future. Once those relationships were in place and you’ve heard about some of the hospital relationships that are already starting to surface, then redirecting that salesforce, painful that it was in June, the reality of it is, it is already beginning to reflect the positive aspects of the redirection.
We’re getting admissions. That’s the bottom line here. Although we had a slight dip this quarter, quarter-over-quarter we’re still significantly over from an admission perspective a year ago. A year ago same quarter we were up 18% over admissions so it hasn’t been so much an admissions issue as much as it’s been how we’ve directed the salesforce and then as I said, the out-of-pocket time and the building new relationships time it takes to start those.
E. Gommel
I just wanted to clarify one other piece. You said you’re lowering the discharge rate or working with training the staff to lower discharge rates. Can you expand on that a little bit? I mean were people being ...
D. Elliot
The results of being able to target the longer length of stay patients at the majority of our sites presents itself as a decrease in discharges. So when I said quarter-over-quarter our discharges were down 6%, that’s a result or an indication that we have been able to begin to penetrate the longer length of stay referral sources.
R. Slager
Eric, when we speak of discharges we’re not just talking of live discharges, this is our patient population as a whole. It’s the industry, the way we discuss it in the industry, the deaths as well as the live discharges so it’s more a

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reflection on what’s happening with length of stay when the discharge rate begins to fall.
E. Gommel
Great. Thank you.
Operator
Our next question comes from Dick Drury with Constitution Research. Please go ahead.
D. Drury
Can you just indicate how many sites still have cap problems?
R. Slager
We mentioned earlier there were I believe it was 7 to 9 sites that are always on the watch list that we have. We’re hoping that number and believe that number, given current trends, will drop in 2006 to 3 to 5, at least that’s the trending analysis we’ve done so it is a number that’s decreasing.
D. Drury
The 7 to 9 that are on the watch list, have they been problems for the last 3 or 4 years, Rick?
R. Slager
Four of them have been.
D. Drury
What would the financial consequences be of just shutting down those sites and walking away from them?
R. Slager
We’ve looked at a lot of different things. Obviously there’s a need in the community for the service. There are different ways we could possibly look at making sure that the benefit is still being delivered, but possibly not through VistaCare so, Dick, we are looking at various alternatives.
D. Drury
Are these hot spots for cancer generating type patients?
R. Slager
Typically not. Typically they’re locations where either there’s not an oncology practice ...
D. Drury
Excuse me, cold spots.
R. Slager
I’m sorry, cold spot, you mean like [inaudible] regions or ... Typically they’re lacking cancer referrals.
D. Drury
Alright. Thank you.
Management
Thanks, Dick.
Operator
At this time there are no further questions. I’d like to turn the conference back over to management for any closing comments.

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A. Slager
Let me wrap up by again thanking you all for being on the call and taking it late in the day like this. Obviously although we’re exceptionally confident of where we’re headed, I will tell you we are disappointed with the results for the quarter overall.
We looked at this quarter, we actually looked at this year as a year when we had to focus and clean our house, meaning had to get our cap under control. We had to grow our market presence in a number of areas. We had to build our salesforce and their productivity and we had to better penetrate the short length of stay referral sources and we’ve done a good job in a number of those areas.
However, let me tell you the bottom line is the bottom line and the bottom line continues to suffer. Given our ADC growth of 1% this quarter-over-quarter, that’s just not good enough. We’ve got to start to reflect that we’re going to be responsive to driving earnings growth and certainly into 2006 we see tremendous opportunities as an organization.
We continue to get a lot of opportunities through area hospitals and some things that are beginning to happen that have not been there before and we feel very positive of the direction we’re headed, but for the fact that we’ve got to get our expenses under control and not only under control, but really driving in the right direction which I am very confident we will be able to do.
I appreciate again everybody being on the call and I truly look forward to this next call as we enter 2006. There’s going to be some things that are going to happen as you all know this quarter, before the end of the quarter. We have been told we will have our results from CMS in terms of our fiscal 2005, our 4 year for our Medicare cap and we’ll also be hearing we think very soon within the next couple of weeks what the rate adjustment could be for 2006 as well, plus we are planning on being able to announce our CFO selection. So there are a number of very positive things that are on the forefront and we really do look forward to communicating with you in the not too distant future. Again thanks for being on the call.
Operator
Ladies and gentlemen, this concludes the VistaCare fiscal third quarter 2005 conference call. If you’d like to listen to a replay of today’s conference you can dial either 303—590—3000 or 800—405—2236 with the access code 11035203.
You may now disconnect. Thank you for using ACT Teleconferencing.

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